Exhibit 99.1

CIRCOR Provides COVID-19 Related Business Update

BURLINGTON, Mass.- April 21, 2020 - CIRCOR International, Inc. (NYSE: CIR), a leading provider of severe service flow control solutions and other highly engineered products for the Industrial and Aerospace & Defense markets, today announced a business update in response to the evolving COVID-19 pandemic.

“In this time of unprecedented uncertainty resulting from the COVID-19 pandemic, our top priority remains the health and safety of our employees, customers and suppliers,” said Scott Buckhout, President and Chief Executive Officer of CIRCOR International. “Because of the end markets we serve, the majority of our facilities are deemed ‘essential operations’ in the countries in which we operate, and as a result, 23 out of 25 production and service/assembly facilities are in operation. Over the last several weeks, we have implemented significant measures in an effort to ensure our factory employees around the world have the necessary protection and our business continues to operate with as little disruption as possible.

“In addition to operational measures, we are taking prudent steps to maintain our financial flexibility and position us to weather future volatility. On March 20, 2020, out of an abundance of caution, we proactively drew down $80 million on our line of credit under our existing Credit Agreement, bringing the Company’s available cash on hand to approximately $171 million at the end of March. We are confident that our strong balance sheet positions us well to navigate this crisis while continuing to meet the needs of our customers.”

Business Operations

CIRCOR has assembled a cross-functional Pandemic Response and Preparedness Team at the corporate level and has dedicated response teams across its business lines and sites that meet daily to address the challenges the virus poses to employee health and safety, as well as business continuity.

Due to the end markets it serves, CIRCOR has been deemed an essential business by the U.S. Government and all of its plants, except for those located in India, are currently open and operational. To that end, since the beginning of the crisis, the Company has taken a number of steps designed to protect the health and safety of all employees who work at its facilities, including:

•	Additional cleaning and disinfecting procedures at all facilities;

•	Daily temperature checks and masks for employees;

•	Adherence to strict social distancing guidelines;

•	Mandatory work from home policy where possible; and

•	Cancellation of all non-essential travel.

Cost Containment and Financial Management

Since the beginning of the COVID-19 crisis, CIRCOR has taken prudent action to ensure it maintains its financial flexibility, including:

•	Eliminating all non-critical business expenses;

•	Furloughs; and

•	Pay cuts for leadership.

The Company continues to evaluate further actions as market demand continues to shift.

2020 Outlook Update

Given the rapidly changing environment and uncertainty in the outlook as a result of the COVID-19 pandemic, CIRCOR is withdrawing its previously disclosed financial guidance for Q1 & full year 2020.

Community Impact

30 Corporate Drive, Suite 200 | Burlington, MA 01803-4238 USA | Tel: 781.270.1200 | Fax: 781.270.1299 | www.circor.com

CIRCOR teams across the globe are coming together to support the global fight against the pandemic. The Company retrofitted one of its factories to produce a key product for a major ventilator manufacturer, with production lines now operating 24 hours per day. CIRCOR’s engineering team worked around the clock and was able to adapt one of its products for the ventilator application in less than 10 days. The Company expects to produce nearly 10,000 units during Q2.

Additionally, the CIRCOR Naval Solutions team in Warren, MA has been hard at work over the past three weeks producing urgent pump parts for the US Navy Hospital Ships USNS Comfort and Mercy that have been dispatched to NYC and Los Angeles to support the COVID-19 response. The CIRCOR team has tackled these critical needs with the utmost urgency, producing components in record time to help keep the U.S. Navy ships up and running for their critical missions.

CIRCOR is also working with a large medical device customer to find ways for the Company’s products to support the development of COVID-19 antibodies from recovered patients. And, a number of the Company’s locations around the world have donated masks, sanitizer, and other safety equipment to local hospitals.

"I want to thank the entire CIRCOR team for their service and unwavering dedication to our customers in this rapidly changing environment. They have been doing a great job in supporting one another and working to help mitigate the risk of this virus,” Buckhout concluded.

SAFE HARBOR STATEMENT
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, our ability to maintain financial flexibility and business continuity, our ability to identify further mitigating actions as market demand shifts, and expectations about production activities in support of the global fight against the COVID-19 pandemic. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. Important factors that could cause actual results to vary from expectations include, but are not limited to: the duration and severity of the COVID-19 pandemic and its impact on the global economy; our ability to respond to competitive developments and to grow our business, both domestically and internationally; changes in the cost, quality or supply of raw materials; our ability to comply with our debt obligations; our ability to successfully implement our acquisition, divesture or restructuring strategies; changes in industry standards or government regulations, both in the United States and internationally; and our ability to efficiently operate our manufacturing facilities and respond to increases in manufacturing costs. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED "RISK FACTORS" IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT QUARTERLY REPORTS ON FORM 10-Q, WHICH CAN BE ACCESSED UNDER THE "INVESTORS" LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT CIRCOR INTERNATIONAL, INC.

CIRCOR International, Inc. designs, manufactures and markets differentiated technology products and sub-systems for markets including Industrial and Aerospace & Defense. CIRCOR has a diversified flow and motion control product portfolio with recognized, market-leading brands that fulfill its customers’ mission critical needs. For more information, visit the Company’s investor relations website at http://investors.circor.com.

CONTACTS
Abhi Khandelwal
Chief Financial Officer
CIRCOR International
(781) 270-1200

30 Corporate Drive, Suite 200 | Burlington, MA 01803-4238 USA | Tel: 781.270.1200 | Fax: 781.270.1299 | www.circor.com